[COMPOSITE CONFORMED COPY]

      POWER CONTRACT, dated as of July 1, 1964, between CONNECTICUT YANKEE ATOMIC POWER COMPANY ("Connecticut Yankee"), a Connecticut corporation, and (The names of the Purchasers appear in the attached Appendix) (the "Purchaser").

It is agreed as follows:

1.    Basic Understandings

      Connecticut Yankee has been organized to provide for the supply of power to the twelve utility companies (including the Purchaser) which are its stockholders. It has commenced the construction of a nuclear electric generating unit of the pressurized water type, which is being designed to have an initial gross capability of approximately 490 megawatts electric, at a site adjacent to the Connecticut River at Haddam Neck, Connecticut (the unit being herein, together with the site and all related facilities, referred to as the "Unit"). Construction of the Unit is being carried out under contracts with Westinghouse Electric Corporation and Stone & Webster Engineering Corporation.

      The Unit is to be operated to supply power to Connecticut Yankee's stockholders, each of which is undertaking to purchase a fixed percentage of the capacity and output of the Unit. The respective percentages of the capacity and output of the Unit to be purchased by the Purchaser and the other Connecticut Yankee stockholders are the same as the respective percentages of Connecticut Yankee's stock now owned by them. The names of the stockholders and their respective percentages ("entitlement percentages") of the capacity and output of the Unit are as follows:

      Stockholder                        Entitlement Percentage
The Connecticut Light and Power Company            25.0%
New England Power Company                          15.0%
Boston Edison Company                               9.5%
The Hartford Electric Light Company                 9.5%
The United Illuminating Company                     9.5%
Western Massachusetts Electric Company              9.5%
Central Maine Power Company                         6.0%
Public Service Company of New Hampshire             5.0%
Montaup Electric Company                            4.5%
New Bedford Gas and Edison Light Company*           2.5%
Cambridge Electric Light Company*                   2.0%
Central Vermont Public Service Corporation          2.0%

Connecticut Yankee and its other stockholders are entering into power contracts which are identical to this contract except for necessary changes in the names of the parties. New Bedford Gas and Edison Light Company has informed Connecticut Yankee that it proposes to transfer the Connecticut Yankee stock owned by it to Cambridge Electric Light Company. If this transfer is consummated, the Power Contract between Connecticut Yankee and New Bedford Gas and Edison Light Company will be cancelled and the contract between Connecticut Yankee and Cambridge Electric Light Company will be amended to increase Cambridge Electric Light Company's entitlement percentage from 2.0% to 4.5%.*

      * As contemplated by Section 1 of the contract, New Bedford Gas and Edison Light Company has transferred the Connecticut Yankee stock owned by it to Cambridge Electric Light Company, the Power Contract between Connecticut Yankee and New Bedford Gas and Edison Light Company has been cancelled, and the contract between Connecticut Yankee and Cambridge Electric Light Company has been amended to increase Cambridge Electric Light Company's entitlement percentage from 2.0% to 4.5%. As a result of the transfer by New Bedford Gas and Edison Light Company of the Connecticut Yankee stock owned by it to Cambridge Electric Light Company, the number of Connecticut Yankee's stockholders has been reduced from twelve to eleven.

2.    Effective Date and Term

      This contract shall become effective upon receipt by the Purchaser of notice that Connecticut Yankee has entered into power contracts, as contemplated by Section 1 above, with each of its other stockholders. The term of this contract shall expire 30 years after the plant completion date.

      The "plant completion date" shall be the earlier of (i) October 1, 1968, and (ii) the date on which the Unit is placed in commercial operation, as determined by Connecticut Yankee (the "commercial operation date").

3.    Construction of the Unit

      Connecticut Yankee will proceed with due diligence with construction of the Unit, and will exercise its best efforts to complete and place it in commercial operation by October 1, 1967, on the presently estimated schedule therefor and within present cost estimates, and will keep the Purchaser currently informed as to the progress of construction and expected plant completion date.

4.    Operation and Maintenance of the Unit

      Connecticut Yankee will operate and maintain the Unit in accordance with good utility practice under the circumstances and all applicable law, including the applicable provisions of the Atomic Energy Act of 1954 and of any license issued thereunder to Connecticut Yankee. Within the limits imposed by good utility practice under the circumstances and applicable law, the Unit will be operated at its maximum capability and on a long hour use basis.

      Outages for inspection, maintenance, refueling and repairs and replacements will be scheduled in accordance with good utility practice and insofar as practicable shall be mutually agreed upon by Connecticut Yankee and the Purchaser. In the event of an outage, Connecticut Yankee will use its best efforts to restore the Unit to service as promptly as possible.

5.    Purchaser's Entitlement

      The Purchaser will, throughout the term of this contract, be entitled and obligated to take its entitlement percentage of the capacity and net electrical output of the Unit, at all levels at which the Unit is operated or operable, whether more or less than 490 megawatts electric.

6.    Deliveries and Metering

      The Purchaser's entitlement percentage of the output of the Unit will be delivered to and accepted by it at the step-up substation at the site. All deliveries will be made in the form of 3-phase, 60 cycle, alternating current at a nominal voltage of 345,000 volts. The Purchaser will make its own arrangements for the transmission of the power.

      Connecticut Yankee will supply and maintain all necessary metering equipment for determining the quantity and conditions of supply of deliveries under this contract, will make appropriate tests of such equipment in accordance with good utility practice and as reasonably requested by the Purchaser, and will maintain the accuracy of such equipment within reasonable limits. Connecticut Yankee will furnish the Purchaser with such summaries of meter readings as the Purchaser may reasonably request.

7.    Payment

      With respect to each month commencing prior to the plant completion date, the Purchaser will pay Connecticut Yankee at the rate of 5 mills per kilowatt hour, for the Purchaser's entitlement percentage of the net electrical output (if any) of the Unit during the particular month.

      With respect to each month commencing on or after the plant completion date, the Purchaser will pay Connecticut Yankee an amount equal to the Purchaser's entitlement percentage of the sum of (a) Connecticut Yankee's total operating expenses for the month with respect to the Unit, plus (b) an amount equal to one-twelfth of 6% per annum of the net Unit investment as most recently determined in accordance with this Section 7.

      Connecticut Yankee's "operating expenses" shall include all amounts properly chargeable to operating expense accounts, less any applicable credits thereto, in accordance with the Uniform System of Accounts (the "Uniform System") prescribed by the Federal Power Commission for Class A and Class B Public Utilities and Licensees as in effect on the date of this contract; provided, that, for purposes of this contract, the accrual of depreciation as an operating expense shall commence on the plant completion date at the rate of 4% per annum, whether or not the Unit is then in operation, and during each of the first twenty-five years after the plant completion date the amount included in operating expenses on account of depreciation accruals (and amortization, if any, of property losses) shall in no event be less than 4% of the excess of:

      (a) the amount properly chargeable at the plant completion date in accordance with the Uniform System to electric plant accounts (including construction work in progress) with respect to the depreciable portion of the Unit (or, if the plant completion date is prior to the commercial operation date and the amount so chargeable with respect to the depreciable portion of the Unit on the commercial operation date is greater than it was on the plant completion date, then such greater amount), over

(b) the amount of net available cash.

      The "net Unit investment" shall consist, in each case with respect to the Unit, of (i) the aggregate amount properly chargeable at the time in accordance with the Uniform System to Connecticut Yankee's electric plant accounts (including construction work in progress), less the balance, if any, at the time of the accumulated provision for depreciation, as determined in accordance with the Uniform System; plus (ii) the aggregate amount properly chargeable at the time in accordance with the Uniform System to accounts representing materials and supplies; plus (iii) such reasonable allowances for prepaid items and cash working capital as may from time to time be determined by Connecticut Yankee. However, for purposes of this contract, the net amount included at any date after the plant completion date in net Unit investment under clause (i) of the immediately preceding sentence shall in no event be less than the excess of:

      (a) the amount properly chargeable at the plant completion date in accordance with the Uniform System to electric plant accounts (including construction work in progress) with respect to the Unit (or, if the plant completion date is prior to the commercial operation date and the amount so chargeable with respect to the Unit on the commercial operation date is greater than it was on the plant completion date, then such greater amount), over

      (b) the sum of (1) the aggregate minimum amount required by the proviso to the third paragraph of this Section 7 to be included in operating expenses from the plant completion date to the date in question on account of depreciation accruals (and amortization, if any, of property losses), plus (2) the amount of net available cash.

The net Unit investment shall be determined as of the plant completion date and thereafter as of the commencement of each calendar year, or, if Connecticut Yankee elects, at more frequent intervals.

      "Net available cash" means, at any date as of which the amount thereof is to be determined, the excess of (a) the aggregate amount received by Connecticut Yankee after the plant completion date and prior to two years before the determination date as insurance proceeds on account of loss or damage to the Unit or as the proceeds of a sale or condemnation of a portion of the Unit, over
(b) the aggregate amount expended after the plant completion date and prior to the determination date on account of rebuilding, repairs, replacements and additions to the Unit, provided that insurance proceeds received with respect to a particular loss shall be taken into account for purposes of the foregoing computation only if the amount received with respect to the loss exceeds $150,000.

      Connecticut Yankee will bill the Purchaser, as soon as practicable after the end of each month, for all amounts payable by the Purchaser with respect to the particular month. Such bills will be rendered in such detail as the Purchaser may reasonably request and may be rendered on an estimated basis subject to corrective adjustments in subsequent billing periods. All bills shall be paid in full within 10 days after receipt thereof by the Purchaser.

8.    Make-up Term and Option Term
      (a) The Purchaser may elect to extend the contract term by written notice to Connecticut Yankee upon the following conditions and for the following period or periods:

      (i) in the event that the Unit is not in commercial operation on the plant completion date, the contract term may be extended for a period equal to the number of consecutive days by which commercial operation is delayed beyond the plant completion date; and

      (ii) if at any time after the commencement of commercial operation no deliveries are made under this contract for a period of at least 120 consecutive days, the contract may be extended for a period equal to the aggregate of such periods during which no deliveries were made.

If the term of the contract is extended pursuant to the provisions of this subsection (a), all of the contract provisions shall remain in effect for the extended term.

      (b) Upon expiration of the initial term of this contract or upon expiration of the term as extended in accordance with subsection (a) of this
Section 8, the Purchaser shall continue to be entitled, at its option, to its entitlement percentage of the capacity and output of the Unit upon terms at least as favorable as those obtained by any other person.

9.    Cancellation of Contract

      If deliveries cannot be made to the Purchaser because either

      (i) the Unit is damaged to the extent of being completely or substantially completely destroyed, or
      (ii) the Unit is taken by exercise of the right of eminent domain or a similar right or power, or

      (iii) (a) the Unit cannot be used because of contamination, or because a necessary license or other necessary public authorization cannot be obtained or is revoked, or because the utilization of such a license or authorization is made subject to specified conditions which are not met, and (b) the situation cannot be rectified to an extent which will permit Connecticut Yankee to make deliveries to the Purchaser from the Unit;

then and in any such case, the Purchaser may cancel this contract. Such cancellation shall be effected by written notice given by the Purchaser to Connecticut Yankee. In the event of such cancellation, all continuing obligations of the parties, including the Purchaser's obligations to continue payments, shall cease forthwith. Any dispute as to the Purchaser's right to cancel this contract pursuant to the foregoing provisions shall be referred to arbitration in accordance with the provisions of Section 13.

      Notwithstanding anything in this contract elsewhere contained, the Purchaser may cancel this contract or be relieved of its obligations to make payments hereunder only as provided in the next preceding paragraph of this
Section 9. Further, if for reasons beyond Connecticut Yankee's reasonable control, deliveries are not made as contemplated by this contract, Connecticut Yankee shall have no liability to the Purchaser on account of such non-delivery.

10.   Insurance

      Prior to the first shipment of fuel to the plant site, Connecticut Yankee will obtain, and thereafter will at all times maintain, insurance to cover its "public liability" for personal injury and property damage resulting from a "nuclear incident" (as those terms are defined in the Atomic Energy Act of 1954, as amended), with limits not less than Connecticut Yankee may be required to maintain to qualify for governmental indemnity under said Act and shall execute and maintain an indemnification agreement with the Atomic Energy Commission as provided by said Act. Connecticut Yankee will also at all times maintain such other types of liability insurance, including workmen's compensation insurance, in such amounts, as is customary in the case of other similar electric utility companies, or as may be required by law.

      Connecticut Yankee will at all times keep insured such portions of the Unit as are of a character usually insured by electric utility companies, similarly situated and operating like properties, against the risk of a "nuclear incident", and such other risks as electric utility companies, similarly situated and operating like properties, usually insure against. Such insurance shall to the extent available be carried in an amount at least equal to the original cost of the insured facilities, less accrued depreciation thereon.

11.   Additional Units

      Connecticut Yankee or its nominee may install one or more additional generating units at the Haddam Neck site. The installation of such unit or units shall not affect the terms of this contract, but in such case, if and to the extent appropriate, if any portion of the Unit (whether such portion constitutes land, structures or equipment) is also used with the additional unit(s), an appropriate allocation of the cost of the Unit shall be made and the net Unit investment shall be reduced accordingly, subject, however, to the limitation that the aggregate amount of the reduction in net Unit investment resulting from all such allocations shall not exceed $2,000,000.

12.   Audit
      Connecticut Yankee's books and records (including metering records) shall be open to reasonable inspection and audit by the Purchaser.

13.   Arbitration

      In case any dispute shall arise as to the interpretation or performance of this contract which cannot be settled by mutual agreement, such dispute shall be submitted to arbitration. The parties shall if possible agree upon a single arbitrator. In case of failure to agree upon an arbitrator within 15 days after the delivery by either party to the other of a written notice requesting arbitration, either party may request the American Arbitration Association to appoint the arbitrator. The arbitrator, after opportunity for each of the parties to be heard, shall consider and decide the dispute and notify the parties in writing of his decision. Such decision shall be binding upon the parties, and the expenses of the arbitration shall be borne equally by them.

14.   Regulation

      This contract, and all rights, obligations and performance of the parties hereunder, are subject to all applicable state and federal law and to all duly promulgated orders and other duly authorized action of governmental authority having jurisdiction in the premises.

15.   Assignment

      This contract shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the parties, except that no assignment, pledge or other transfer of this contract by either party shall operate to release the assignor, pledgor or transferor of any of its obligations under this contract unless consent to the release is given in writing by the other party, or, if the other party has theretofore assigned, pledged or otherwise transferred its interest in this contract, by the other party's assignee, pledgee or transferee.

16.   Right of Setoff

      The Purchaser shall not be entitled to set off against the payments required to be made by it under this contract (i) any amounts owed to it by Connecticut Yankee or (ii) the amount of any claim by it against Connecticut Yankee. However, the foregoing shall not affect in any other way the Purchaser's rights and remedies with respect to any such amounts owed to it by Connecticut Yankee or any such claim by it against Connecticut Yankee.

17.   Interpretation

      The interpretation and performance of this contract shall be in accordance with and controlled by the law of the State of Connecticut.

18.   Addresses

      Except as the parties may otherwise agree, any notice, request, bill or other communication from one party to the other, relating to this contract, or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery to the other party. Any such com-munication shall be considered as duly delivered when mailed to the respective post office address of the other party shown following the signatures of such other party hereto, or such other post office address as may be designated by written notice given as provided in this Section 18.

19.   Corporate Obligations
      This contract is the corporate act and obligation of the parties hereto, and any claim hereunder against any stockholder, director or officer of either party, as such, is expressly waived.

20.   All Prior Agreements Superseded

      This contract represents the entire agreement between us relating to the subject matter hereof, and all previous agreements, discussions, communications and correspondence with respect to the subject matter are hereby superseded and are of no further force and effect.

      IN WITNESS WHEREOF, the parties have executed this contract by their respective officers thereunto duly authorized as of the date first above written.

                               CONNECTICUT YANKEE ATOMIC POWER COMPANY
Attest:
                               By
                                    ---------------------------------
                                    Its
---------------------------             -----------------------------
                                    P.O. Box 2010
                                    Hartford, Connecticut 06101

                                              (Purchaser)

Attest:
                               By
                                    ----------------------------------
                                              (Officer)
---------------------------

                                    Its
                                         -----------------------------
                                              (Title)

                                              (Address)

                     (Forms of signatures appear in the attached Appendix)


APPENDIX

Separate Power Contracts were entered into, identical in form with the foregoing except as to the execution thereof and except that on page 1 the names of the respective Purchasers were inserted.

The Power Contracts were executed by the respective parties thereto, under their Corporate seals, as follows:

Attest:                             CONNECTICUT YANKEE ATOMIC POWER COMPANY

      R. F. PROBST                  By   S. R. KNAPP
           Secretary                     Its President
                                         P.O. Box 2010
      (CORPORATE SEAL)                   Hartford, Connecticut 06101


Attest:                             THE CONNECTICUT LIGHT AND POWER COMPANY

      C. J. RAMAGE                  By   PAUL V. HAYDEN
           Assistant Secretary           Its President
                                         P.O. Box 2010
      (CORPORATE SEAL)                   Hartford, Connecticut 06101


Attest:                             NEW ENGLAND POWER COMPANY

      JOSEPH X. CORBETT             By   ROBERT F. KRAUSE
           Clerk                         Its President
                                         441 Stuart Street
      (CORPORATE SEAL)                   Boston, Massachusetts 02116


Attest:                             BOSTON EDISON COMPANY

      EDWIN J. LEE                  By   CHARLES F. AVILA
           Clerk                         Its President
                                         182 Tremont Street
      (CORPORATE SEAL)                   Boston, Massachusetts 02112


Attest:                             THE HARTFORD ELECTRIC LIGHT COMPANY

      J. B. MADIGAN                 By   R. A. GIBSON
           Secretary                     Its Chairman
                                         P.O. Box 2370
      (CORPORATE SEAL)                   Hartford, Connecticut 06101


Attest:                             THE UNITED ILLUMINATING COMPANY

      A. ROYAL WOOD                 By   WILLIAM J. COOPER
           Secretary                     Its President
                                         80 Temple Street
      (CORPORATE SEAL)                   New Haven, Connecticut 06506


Attest:                             WESTERN MASSACHUSETTS ELECTRIC COMPANY

      N. F. PLANTE                  By   HOWARD J. CADWELL
           Clerk                         Its Chairman of the Board
                                         174 Brush Hill Avenue
      (CORPORATE SEAL)                   W. Springfield, Massachusetts 01089


Attest:                             CENTRAL MAINE POWER COMPANY

      C. W. TOTMAN                  By   W. H. DUNHAM
           Assistant Secretary           Its President
                                         9 Green Street
      (CORPORATE SEAL)                   Augusta, Maine 04332


Attest:                             PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

      ANNABELLE LANDERS             By   A. R. SCHILLER
           Secretary                     Its President
                                         1087 Elm Street
      (CORPORATE SEAL)                   Manchester, New Hampshire 03105


Attest:                             MONTAUP ELECTRIC COMPANY
      R. M. KEITH                   By   GUIDO R. PERERA
           Clerk                         Its President
                                         49 Federal Street
      (CORPORATE SEAL)                   Boston, Massachusetts 02107


Attest:                             NEW BEDFORD GAS AND EDISON LIGHT COMPANY*

      R. E. ROLLS                   By   JOHN F. RICH
           Clerk                         Its President
                                         130 Austin Street
      (CORPORATE SEAL)                   Cambridge, Massachusetts 02139

* The contract between Connecticut Yankee and New Bedford Gas and Edison Light Company has been cancelled.

Attest:                             CAMBRIDGE ELECTRIC LIGHT COMPANY

      R. E. ROLLS                   By   JOHN F. RICH
           Clerk                         Its President
                                         130 Austin Street
      (CORPORATE SEAL)                   Cambridge, Massachusetts 02139


Attest:                        CENTRAL VERMONT PUBLIC SERVICE CORPORATION

      PORTER E. NOBLE               By   ALBERT A. CREE
           Clerk                         Its Chairman